Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)              Registration Statement (Form S-8 No. 333-xxxxxx) pertaining to the 2013 Long Term Incentive Compensation Plan of Gaming and Leisure Properties, Inc.,

of our reports dated May 13, 2013, with respect to the consolidated balance sheet of Gaming and Leisure Properties, Inc. as of March 31, 2013; the combined balance sheets of Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as of December 31, 2012 and 2011 and the related combined statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012; and the Schedule of Real Estate Assets To Be Acquired by Gaming and Leisure Properties, Inc. as of December 31, 2012, all included in the Registration Statement (Form S-11 No. 333-188608) and related Prospectus of Gaming and Leisure Properties, Inc., dated October 4, 2013.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 28, 2013